Exhibit 99.1

MEDIA RELEASE

ALDERWOODS GROUP ANNOUNCES COMPLETION OF TENDER OFFER

FOR ITS 12-1/4% SENIOR NOTES DUE 2009

CINCINNATI — August 19, 2004 — Alderwoods Group, Inc. (NASDAQ:AWGI) (“Alderwoods Group” or the “Company”) today announced the completion of its previously announced cash tender offer and consent solicitation (the “Offer”) for any and all of its $320,752,500 outstanding principal amount of 12-1/4% Senior Notes due 2009 (CUSIP No. 014383AC7 and ISIN No. US014383AC79) (the “Notes”).

A total of approximately $316.2 million aggregate principal amount of the Notes (approximately 98.6%) was tendered prior to the expiration date of 9:00 a.m., New York City time, today.  Alderwoods Group has accepted for purchase and paid for all Notes tendered pursuant to the Offer.  On August 4, 2004, Alderwoods Group announced the execution of a supplemental indenture effecting certain amendments to the indenture governing the Notes.  The amendments, which eliminate or modify substantially all of the restrictive covenants in the indenture, became operative today.

Banc of America Securities LLC acted as Alderwoods Group’s exclusive dealer manager and solicitation agent in connection with the Offer.

Company Information

The Company is the second largest operator of funeral homes and cemeteries in North America based on total revenue and number of locations.  As of June 19, 2004, the Company operated 716 funeral homes, 130 cemeteries and 61 combination funeral home and cemetery locations in the United States and Canada.  Of the Company’s total locations, 59 funeral homes, 53 cemeteries and four combination funeral home and cemetery locations were held for sale as of June 19, 2004.  The Company provides funeral and cemetery services and products on both an at-need and pre-need basis.  In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.

Contact:	Kenneth A. Sloan	Tamara Malone
	Executive Vice President,	Manager,
	Chief Financial Officer	Media and Investor Relations
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel:	416.498.2778
	Fax: 416.498.2449	Fax:	416.498.2449
	Email: ken.sloan@alderwoods.com	tamara.malone@alderwoods.com